EXHIBIT 99.1

Adaiah Distribution Inc. Announces completion of Asset Acquisition

MADONA, LATVIA -- (Marketwired) -- 05/10/17 -- Adaiah Distribution Inc. (OTC PINK: ADAD) announces that as of today it has closed the acquisition contemplated by that certain Asset Purchase Agreement (the "Agreement") signed February 10, 2017 with 3D Pioneer Systems Inc. ("3D"). Pursuant to the Agreement, Adaiah acquired certain intellectual property, apps, other assets and related contractual rights held by 3D in exchange for 1 million shares of Adaiah's common stock and a cash payment of $30,000, along with an obligation to make three (3) additional payments of $30,000 every ninety (90) days following today's closing.

The assets of 3D include intellectual property for 3D printer development, a project for the development of a 3D printing platform and marketplace and the first app, of a series of children's apps, called Save Your Planet Kids.

Save Your Planet Kids (Home Adventure) is an eco-educational game for toddlers and children that has been developed for Android and iOS mobile platforms. The game is sold through the distribution networks of Google Play and Amazon Store and will soon be available for iOS through the Apple Store. "Save Your Planet Kids" teaches children ways of saving valuable natural resources, like electricity and water, and creates an eco-friendly consciousness. It is the first app of a game series with various ecological and educational content for children.

The high quality of our game has been reviewed by some the most respected reviewers globally. Children enjoy amazing 3D graphics, great music specially composed for the game, soft narration that helps children to navigate through the game levels and easy game play. In the app through "My Drawings" section and the Musical room children are encouraged to be creative and have joyful and educational playtime.

3D Pioneer has signed a three (3) year contract with FingerprintPlay, a worldwide leading platform that offers a turnkey solution for content creators or distributors looking to create a safe, kid-friendly mobile subscription service. Through the FingerprintPlay platform we distribute our apps through Findway'sLaunchPad, Samsung Kids Tablet and Samsung's KidsTime networks and brings "Save Your Planet Kids" to millions of people around the world.

Safe Harbor Statement: This news release contains "forward-looking statements", which are statements that are not purely historical and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

For Further Information Contact:

Nikolay Titov

President/CEO
Tel: 775-375-5240
Emai.adaiahdistribution@gmail.com

www.adaiahdistribution.com

Source: Adaiah Distribution, Inc.